EXHIBIT 10(b)
PEOPLES ENERGY CORPORATION
Perquisites and Supplemental Benefits for Officers
At Peoples Energy we view compensation as all payments, (both cash and non-cash) and prerequisites. Our decisions as to what is offered are based upon benchmarked job data. Peoples Energy’s compensation system includes base pay, incentives and market based perquisites for officers. Each component is selected to ensure we are able to fairly compensate officers for their work both on and off company site(s), mitigate exposure to extraordinary financial risk and/or to remain competitive in the marketplace.
Flexible Perquisite Allowance
All officer level employees receive an annual Flexible Perquisite Allowance (FPA). The annual allowance is $12,000 for the Chief Executive Officer and $8,500 for all other officers. Reimbursements for any perquisites under the FPA will not be grossed-up for tax purposes. Under the FPA, officers have the option of requesting reimbursements for all perquisites in the FPA program or requesting a greater reimbursement for just one perquisite, up to the maximum allowance of $12,000 for the Chief Executive Officer and $8,500 for all other officers. Perquisites under the FPA program include:
❖	Home Office Equipment
➢	New or upgrading of desktop computer or laptop

➢	New or upgrading of computer accessories (modems, CD-Rom, hard drives, etc.)

➢	New or upgrading of business related software (MS Office or MS Windows)

➢	Monitor

➢	Printer

➢	Fax

➢	Dedicated phone line or broadband connection (DSL or cable)
❖	Excess Personal Liability Insurance
➢	Additional insurance coverage for a car, home, etc. A financial planner can provide advice on the appropriate amount of coverage.
❖	Personal Financial Counseling
➢	Utilization of any outside professional service provider for financial/tax counseling, investment planning, estate planning and/or income tax preparation.

➢	Service provider must be professionally licensed (CPA, CFP or lawyer) to offer aforementioned services.

➢	Accredited tax preparation centers such as H&R Block are also considered to be eligible service providers.

➢	Bills for brokerage fees resulting from any financial counseling or investment planning advice received are not eligible for reimbursement.

Executive Deferred Compensation Program
Officers and other senior level employees have an opportunity to defer all or part of their cash compensation under IRS guidelines.
Supplemental Retirement Benefit Plan
Maintains the level of total retirement benefits which would otherwise be payable under the Retirement Plan, but for limitations on benefits imposed the Internal Revenue Code.
Post-Retirement Life Insurance
Post-Retirement Life Insurance is $10,000.
Executive Physical Program
The health of our officers is vital to the success of Peoples Energy and the Company wants to encourage participation in the program and provide flexibility.
The Executive Physical Program affords officers the opportunity to receive a comprehensive executive physical examination on an annual basis at the following recommended healthcare facilities or at a healthcare provider/facility of their choice:
❖	Mayo Clinic (facility in Scottsdale, Arizona)

❖	Loyola University Medical Center

❖	The University of Chicago

❖	Rush-Presbyterian-St Luke’s Medical Center
Use of the Executive Physical Program is strictly voluntary.
Officers (and their spouses) are eligible to receive a maximum reimbursement of $2,000 ($4,000 including spouses) for the cost of each complete comprehensive Executive Physical Exam.
Officers will receive “grossed-up” reimbursements to satisfy most of the tax liability that will be incurred. Any transportation or other expenses incurred in receiving the exam will be the officer’s responsibility.

Luncheon Club Membership
It is expected that from time to time Officers may have a need to conduct business over lunch or dinner. To help facilitate a productive meeting, Officers are eligible to receive a luncheon club membership.
Private Airline Club
Officers are eligible for membership to private clubs at airlines, such as the Red Carpet Club at United Airlines. Club memberships make it easier for frequent travelers to have access to private telephones, fax machines and conference rooms while waiting for flights. Officers should contact the airline of their choice for more information.
Elected Officer Perquisites
Auto Allowance
Payments of $2,250 ($9,000 annually) are made at the beginning of each calendar quarter, plus any gross-up amount that satisfies taxes on the payments.
Parking Pass
Officers are eligible to receive a parking pass at their primary work location.